EXHIBIT 21.1

SUBSIDIARIES

NATIONAL COAL CORP. SUBSIDIARIES:

1) National Coal Corporation, a Tennessee Corporation

2) NC Transportation, Inc., a Tennessee Corporation

3) National Coal of Alabama, Inc., an Alabama corporation

4) NCC Corp., an Alabama corporation

5) NC Railroad, Inc., a Tennessee corporation

6) Jacksboro Coal Company, Inc., a Tennessee Corporation